BRENT A. JONES bjones@bushross.com (813) 204-6420 [Direct Line]	220 South Franklin Street Tampa, Florida 33602-5330 (813) 224-9255[Phone] (813) 223-9620 [Fax] www.bushross.com Mailing Address: Post Office Box 3913 Tampa, Florida 33601-3913

November 8, 2006

Telzuit Medical Technologies, Inc.

5422 Carrier Drive, Suite 306

Orlando, Florida 32819

Gentlemen:

We have acted as counsel to Telzuit Medical Technologies, Inc., a Florida corporation (the “Company”) in connection with its filing of a registration statement on Form SB-2 (Registration No. 333-135287) (the “Registration Statement”) covering 42,554,314 shares of common stock, par value $.001 per share (the “Shares”) to be sold by selling security holders (the “Selling Security Holders”), which amount includes (i) up to 16,513,200 shares of common stock (the “Conversion Shares”) issuable upon conversion of issued and outstanding 10% Senior Secured Convertible Debentures (the “10% Convertible Debentures”); (ii) up to 13,477,734 shares of common stock (the “Warrant Shares”) issuable upon the exercise of common stock purchase warrants (the “Warrants”); (iii) up to 4,018,227 shares of common stock (the “Interest Shares”) issuable by the Company as interest payable-in-kind in satisfaction of interest accruing on the aggregate principal balance of the 10% Convertible Debentures through the date of maturity; and (iv) up to 8,545,153 shares of common stock (the “Reserved Shares”) registered by the Company pursuant to the terms of that certain Registration Rights Agreement dated May 26, 2006, a copy of which is included as an exhibit to the Registration Statement. The opinion expressed below is rendered pursuant to Item 27 of Form SB-2 and Item 601(b)(5) of Regulation S-B.

In rendering any opinion that the Shares are “validly issued,” we have assumed that the Company will not issue common stock in the future that would cause the issuance of the Shares to exceed the number of shares of common stock that are then authorized for issuance under the Company’s Certificate of Incorporation, or rescind existing reserves.

We are admitted to practice law in the State of Florida, and we render this opinion only with respect to, and express no opinion herein concerning the application or effect of the laws of any jurisdiction other than, the existing laws of the United States of America and the State of Florida.

Based upon, and subject to the limitations, qualifications, exceptions and assumptions set forth herein, it is our opinion that:

1. The Conversion Shares, when issued and delivered upon conversion of the issued and outstanding 10% Convertible Debentures, in the manner and upon the terms and conditions described in the Registration Statement, will be validly issued, fully paid and nonassessable;

2. The Warrant Shares, when issued and delivered upon exercise of the Warrants, in the manner and upon the terms and conditions described in the Registration Statement, will be validly issued, fully paid and nonassessable;

3. The Interest Shares, when issued and delivered as payment-in-kind in satisfaction of dividends accruing on the 10% Convertible Debentures through the date of maturity, in the manner and upon the terms and conditions described in the Registration Statement, will be validly issued, fully paid and nonassessable; and

Telzuit Medical Technologies, Inc.

August 9, 2006

4. The Reserved Shares, when issued and delivered in the manner and upon the terms and conditions described in the Registration Statement, will be validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement. We assume no obligation to advise you of any fact, circumstance, event or change in the law or the fact that may hereafter be brought to our attention, whether or not such occurrence would affect or modify the opinions expressed herein. This opinion is intended solely for use in connection with the issuance and sale of shares subject to the Registration Statement and may not be relied upon for any other purpose. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Commission promulgated thereunder.

Very truly yours,

BUSH ROSS, P.A.

By:	/s/ Brent Jones
Brent A. Jones, as authorized representative